Rhinebeck Bancorp, Inc. Reports

Results for the Quarter Ended September 30, 2025

News provided by

Rhinebeck Bancorp, Inc.

Poughkeepsie, New York, October 28, 2025 /ACCESSWIRE/ Rhinebeck Bancorp, Inc. (the “Company”) (NASDAQ: RBKB), the holding company of Rhinebeck Bank (the “Bank”), reported net income for the third quarter of 2025 of $2.7 million, compared to a net loss of $8.1 million for the third quarter of 2024. Earnings per share were $0.25 for the third quarter of 2025, compared to diluted loss per share of $0.75 for the same quarter of 2024. Net income for the first nine months of 2025 totaled $7.7 million, compared to a net loss of $6.0 million for the same period last year. Earnings per share were $0.70 and diluted loss per share was $0.55 for the first nine months of 2025 and 2024, respectively. The results for the three and nine months ended September 30, 2024, reflected the sale of securities from a balance sheet restructuring. The restructuring, announced in the third quarter of 2024, resulted in a pre-tax loss of $12.0 million. The restructuring decreased the average life of the securities portfolio, and improved the Company’s earnings stream going forward, beginning in the fourth quarter of 2024.

President and Chief Executive Officer Matthew Smith said, “I am honored to step into the role of CEO at such a pivotal time for our organization. The recent progress we’ve made—returning to profitability, strengthening our capital position, and enhancing asset quality—speaks to the resilience and dedication of our team. As we look ahead, my focus will be on building sustainable growth, deepening our client relationships, and driving innovation while maintaining strong risk discipline. Together, we will continue to create long-term value for our shareholders, customers, and communities.”

Income Statement Analysis

Net interest income increased $2.4 million, or 24.5%, to $12.0 million for the three months ended September 30, 2025, from $9.7 million for the three months ended September 30, 2024. The increase was primarily due to higher yields on interest-earning assets and lower costs on interest-bearing liabilities. A $394,000 recovery on impaired accounts also contributed to the increase. The interest rate spread improved 77 basis points from 2.50% for the three months ended September 30, 2024 to 3.27% for the three months ended September 30, 2025, as asset yields increased while liability costs decreased. For the three months ended September 30, 2025, when compared to the same period in 2024, the average yield of interest-earning assets improved by 42 basis points to 5.80% and the average balance of interest-earning assets increased by $30.8 million, or 2.6%, to $1.21 billion. The balance sheet restructuring in the third quarter of 2024 significantly increased the yield on our available-for-sale securities. The average balance of interest-bearing liabilities increased by $22.0 million, or 2.5%, primarily due to a $58.7 million increase in the average balance of interest-bearing deposits  (primarily money market accounts and time deposits), partially offset by a $36.9 million decrease in the average balance of FHLB advances, while the cost of interest-bearing liabilities decreased by 35 basis points to 2.53% due to the lower market interest rate environment and less reliance on higher-costing FHLB advances. The net interest margin increased by 68 basis points to 3.93%.

Year-to-date net interest income increased $7.0 million, or 25.6%, to $34.6 million compared to $27.5 million for the prior year nine-month period primarily due to higher yields on interest-earning assets and lower costs on interest- bearing liabilities. The interest rate spread increased by 91 basis points, from 2.34% for the nine months ended September 30, 2024, to 3.25% for the same period in 2025, primarily due to favorable asset and liability pricing. For the nine months ended September 30, 2025, the average balance of interest-earning assets decreased by $14.7 million, or 1.2%, to $1.19 billion while the average yield improved by 52 basis points to 5.77%, when compared to the nine months ended September 30, 2024. The balance sheet restructuring in the second half of 2024 significantly increased the yield on our available-for-sale securities. The average balance of interest-bearing liabilities decreased by $23.2 million, or 2.6%, primarily due to a decrease in the average balance of FHLB advances of $48.9 million, partially offset by a $26.5 million increase in the average balance of deposits (primarily money market accounts and time deposits), while the cost of interest-bearing liabilities decreased by 40 basis points to 2.52% due to the lower interest rate environment and less reliance on higher-costing FHLB advances. The net interest margin increased by 84 basis points to 3.90% for the nine months ended September 30, 2025 from 3.06% for the nine months ended September 30, 2024.

The provision for credit losses increased by $15,000, or 1.7%, from $889,000 for the quarter ended September 30, 2024 to $904,000 for the current quarter. The increase in the provision was primarily due to higher loan balances and an increase in net charge-offs. Net charge-offs increased by $619,000 from $344,000 for the third quarter of 2024 to $963,000 for the third quarter of 2025. The increase was primarily due to a charge-off on commercial real estate property of $629,000 in the third quarter of 2025.

Year-to-date, the provision for credit losses decreased by $263,000, or 18.5%, from $1.4 million for the nine months ended September 30, 2024 to $1.2 million for the nine months ended September 30, 2025. The decrease in the provision was primarily due to a change in the composition of the loan portfolio as net charge-offs and loan balances decreased on indirect automobile loans and increased on commercial and commercial real-estate loans. Net charge-offs increased $137,000, or 9.6% to $1.6 million for the first nine months of 2025 as compared to $1.4 million for the first nine months of 2024. The increase was primarily due to increased net charge-offs on commercial and commercial real-estate loans, partially offset by decreased net charge-offs on indirect automobile loans and other consumer loans. The percentage of overdue account balances to total loans decreased to 1.31% at September 30, 2025 from 1.71% at December 31, 2024, while non-performing assets decreased $389,000, or 9.4%, to $3.7 million at September 30, 2025.

Non-interest income totaled $1.9 million for the three months ended September 30, 2025, compared to a net loss of $10.0 million for the same period in 2024, representing an increase of $11.9 million. The prior-year period included a $12.0 million loss on the sale of investment securities related to the Company’s balance sheet restructuring. Excluding this loss, non-interest income would have decreased $65,000 from $2.0 million for the three months ended September 30, 2024 to $1.9 million for the current period. This decrease was primarily due to a $412,000 decrease in income related to life insurance proceeds recognized during the third quarter of 2024. This decrease was substantially offset by a $245,000 increase in other non-interest income, primarily due to higher swap income; a $92,000, or 24.5%, increase in investment advisory income, and a $39,000 increase in gain on sale of loans.

Non-interest income totaled $5.3 million for the nine months ended September 30, 2025, compared to a net loss of $6.8 million for the same period in 2024, representing an increase of $12.1 million. The net loss in the prior-year period was primarily attributable to a $12.0 million loss on the sale of investment securities in connection with the Company’s 2024 balance sheet restructuring. Excluding this loss, non-interest income would have increased by $92,000, from $5.2 million for the nine months ended September 30, 2024, to $5.3 million for the nine months ended September 30, 2025. The increase in non-interest income reflects a $484,000, or 67.1%, increase in other non-interest income, primarily due to higher swap income, and a $65,000 increase in gain on sales of loans. These increases were largely offset by a $412,000 decrease in income related to life insurance proceeds recognized during the third quarter of 2024 and a $62,000 decrease in investment advisory income.

For the third quarter of 2025, non-interest expense rose to $9.7 million, reflecting a $646,000, or 7.1%, increase compared to the same period in 2024. The increase was primarily due to an increase in salaries and employee benefits which rose $427,000, or 8.5%, primarily due to increased incentive compensation and production commissions. Other non-interest expense grew by $158,000, or 10.2%, driven primarily by higher retail banking costs. Occupancy expense increased by $47,000, or 4.5%.

For the nine months ended September 30, 2025, non-interest expense totaled $28.9 million, an increase of $2.0 million, or 7.6%, compared to $26.9 million for the same period in 2024. The increase was primarily attributable to higher compensation and operating costs across multiple categories. Salaries and employee benefits increased by $899,000, or 6.0%, primarily due to higher incentive-based compensation, production commissions and annual merit increases aimed at retaining and attracting talent. Other non-interest expense rose by $605,000, or 12.9%, largely due to increased retail banking and administrative costs. Marketing expense increased by $209,000, or 57.3%. Occupancy expense increased by $118,000, or 3.7%, due to higher facilities-related costs. Professional fees increased by $88,000, or 6.4%. FDIC deposit insurance and other insurance increased by $63,000, or 7.8%, and data processing expense rose by $62,000, or 4.1%.

Balance Sheet Analysis

Total assets increased by $60.2 million, or 4.8%, to $1.32 billion as of September 30, 2025. Cash and cash equivalents rose by $66.0 million, or 176.0%, driven by higher interest-bearing deposits and proceeds from the decrease in available-for-sale securities. Available-for-sale securities decreased by $11.0 million, or 6.9%, primarily due to $38.7 million in paydowns, calls, and maturities, partially offset by $23.3 million in purchases and a $4.5 million reduction in unrealized losses. Loans receivable increased by $5.9 million, or 0.6%, to $977.6 million, primarily reflecting a $57.8 million increase in commercial real estate loans and a $12.5 million increase in residential real estate loans, largely offset by a strategic decrease of $61.6 million in indirect automobile loans, in line with our decision to reduce their share of the portfolio.

Past due loans decreased $3.8 million, or 22.9%, to $12.9 million, or 1.31% of total loans at September 30, 2025, down from $16.7 million, or 1.71% of total loans at December 31, 2024. The decrease was most notable in indirect automobile loans, reflecting the positive impact of more conservative underwriting standards. The allowance for credit losses was 0.83% of total loans and 218.85% of non-performing loans at September 30, 2025 as compared to 0.88% of total loans and 206.56% of non-performing loans at December 31, 2024. Non-performing assets totaled $3.7 million at September 30, 2025, a decrease of $389,000, or 9.4%, from $4.1 million at December 31, 2024.

Total liabilities increased by $49.1 million, or 4.3%, to $1.18 billion at September 30, 2025. The increase was primarily driven by a $95.0 million, or 9.3%, increase in deposits. The growth in deposits was mostly attributable to an $80.5 million, or 10.3%, increase in interest-bearing deposits, while non-interest-bearing deposits increased  by $14.6 million, or 6.1%. Uninsured deposits were approximately 28.5% and 26.9% of the Bank’s total deposits as of September 30, 2025 and December 31, 2024, respectively. The increase in deposits was partially offset by a $43.2 million, or 61.9%, reduction in borrowings as deposit growth outpaced loan growth, allowing excess cash to be used to pay down debt.

Stockholders' equity increased $11.2 million, or 9.2%, to $133.0 million at September 30, 2025. The increase was primarily due to net income of $7.7 million and a $3.4 million decrease in accumulated other comprehensive loss due to the balance sheet restructuring and the decreased interest rate environment. The Company's ratio of average equity to average assets was 10.0% for the nine months ended September 30, 2025 and 9.23% for the year ended December 31, 2024.

About Rhinebeck Bancorp

Rhinebeck Bancorp, Inc. is a Maryland corporation organized as the mid-tier holding company of Rhinebeck Bank and is the majority-owned subsidiary of Rhinebeck Bancorp, MHC.  The Bank is a New York chartered stock savings bank, which provides a full range of banking and financial services to consumer and commercial customers through its thirteen branches and two representative offices located in Dutchess, Ulster, Orange, and Albany counties in New York State.  Financial services including comprehensive brokerage, investment advisory services, financial product sales and employee benefits are offered through Rhinebeck Asset Management, a division of the Bank.

Forward Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank.  Forward-looking statements include statements regarding anticipated future events or results and can be identified by the fact that they do not relate strictly to historical or current facts.  They often include words such as “believe”,  “expect”, “anticipate”, “estimate”, “intend”, “predict”, “forecast”, “improve”, “continue”, “will”, “would”, “should”, “could”, or “may”.  Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, inflation, changes in the interest rate environment, fluctuations in real estate values, general economic conditions or conditions within the securities markets, potential recessionary conditions, the imposition of tariffs or other domestic or international governmental policies and potential retaliatory responses, the impact of the current federal government shutdown, changes in liquidity, including the size and composition of our deposit portfolio and the percentage of uninsured deposits in the portfolio, our ability to access cost-effective funding, changes in asset quality, loan sale volumes, charge-offs and credit loss provisions, changes in economic assumptions that may impact our allowance for credit losses calculation, changes in demand for our products and services, legislative, accounting, tax and regulatory changes, including changes in the monetary and fiscal policies of the Board of Governors of the Federal Reserve System, the effect of our rating under the Community Reinvestment Act, political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, natural disasters, such as earthquakes, drought, pandemics, extreme weather events, or a breach of our operational or security systems or infrastructure, including cyberattacks that could adversely affect the Company’s or the Bank’s financial condition and results of operations and the business in which the Company and the Bank are engaged.

Accordingly, you should not place undue reliance on forward-looking statements. Rhinebeck Bancorp, Inc. undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

The Company’s summary consolidated statements of income and financial condition and other selected financial data follow:

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Income (Unaudited)

(In thousands, except share and per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Interest and Dividend Income
Interest and fees on loans	$15,712	$14,643	$45,786	$43,372
Interest and dividends on securities	1,124	995	3,750	2,989
Other income	923	366	1,616	878
Total interest and dividend income	17,759	16,004	51,152	47,239
Interest Expense
Interest expense on deposits	5,443	5,567	15,071	16,071
Interest expense on borrowings	281	774	1,517	3,648
Total interest expense	5,724	6,341	16,588	19,719
Net interest income	12,035	9,663	34,564	27,520
Provision for Credit Losses	904	889	1,156	1,419
Net interest income after provision for credit losses	11,131	8,774	33,408	26,101
Non-interest Income (Loss)
Service charges on deposit accounts	739	773	2,240	2,252
Net realized loss on sales of securities	—	(11,996)	—	(11,996)
Net gain on sales of loans	89	50	196	131
Increase in cash surrender value of life insurance	198	192	580	564
Net gain from sale of other real estate owned	—	—	—	4
Net loss on disposal of premises and equipment	(1)	—	(1)	(18)
Gain on life insurance	—	412	—	412
Investment advisory income	467	375	1,072	1,134
Other	447	202	1,205	721
Total non-interest income (loss)	1,939	(9,992)	5,292	(6,796)
Non-interest Expense
Salaries and employee benefits	5,470	5,043	15,846	14,947
Occupancy	1,081	1,034	3,267	3,149
Data processing	524	505	1,583	1,521
Professional fees	501	510	1,470	1,382
Marketing	151	129	574	365
FDIC deposit insurance and other insurance	274	289	866	803
Amortization of intangible assets	16	19	53	60
Other	1,710	1,552	5,283	4,678
Total non-interest expense	9,727	9,081	28,942	26,905
Net income (loss) before income taxes	3,343	(10,299)	9,758	(7,600)
Net Provision (Benefit) for Income Taxes	648	(2,237)	2,049	(1,634)
Net income (loss)	$2,695	$(8,062)	$7,709	$(5,966)

Earnings (loss) per common share:
Basic	$0.25	$(0.75)	$0.71	$(0.55)
Diluted	$0.25	$(0.75)	$0.70	$(0.55)

Weighted average shares outstanding, basic	10,811,808	10,758,914	10,792,185	10,753,460
Weighted average shares outstanding, diluted	10,982,343	10,758,914	10,957,275	10,753,460

Rhinebeck Bancorp, Inc. and Subsidiary

Consolidated Statements of Financial Condition (Unaudited)

(In thousands, except share and per share data)

	September 30,	December 31,
	2025	2024
Assets
Cash and due from banks	$14,362	$18,561
Federal funds sold	87,185	18,309
Interest-bearing depository accounts	1,918	614
Total cash and cash equivalents	103,465	37,484

Available-for-sale securities (at fair value)	148,920	159,947
Loans receivable (net of allowance for credit losses of $8,196 and $8,539, respectively)	977,634	971,779
Federal Home Loan Bank stock	2,023	3,960
Accrued interest receivable	4,857	4,435
Cash surrender value of life insurance	30,796	30,193
Deferred tax assets (net of valuation allowance of $928 and $1,336, respectively)	5,769	8,114
Premises and equipment, net	13,750	14,105
Goodwill	2,235	2,235
Intangible assets, net	113	166
Other assets	26,447	23,347
Total assets	$1,316,009	$1,255,765
Liabilities and Stockholders’ Equity
Liabilities
Deposits
Non-interest bearing	$252,684	$238,126
Interest bearing	863,144	782,657
Total deposits	1,115,828	1,020,783

Mortgagors’ escrow accounts	4,084	9,425
Advances from the Federal Home Loan Bank	26,603	69,773
Subordinated debt	5,155	5,155
Accrued expenses and other liabilities	31,335	28,796
Total liabilities	1,183,005	1,133,932

Stockholders’ Equity
Preferred stock (par value $0.01 per share; 5,000,000 authorized, no shares issued)	—	—
Common stock (par value $0.01; authorized 25,000,000; issued and outstanding 11,145,681 at September 30, 2025 and 11,094,828 at December 31, 2024)	112	111
Additional paid-in capital	45,799	45,946
Unearned common stock held by the employee stock ownership plan	(2,891)	(3,055)
Retained earnings	99,475	91,766
Accumulated other comprehensive loss:
Net unrealized loss on available-for-sale securities, net of taxes	(6,892)	(10,480)
Defined benefit pension plan, net of taxes	(2,599)	(2,455)
Total accumulated other comprehensive loss	(9,491)	(12,935)
Total stockholders’ equity	133,004	121,833
Total liabilities and stockholders’ equity	$1,316,009	$1,255,765

Rhinebeck Bancorp, Inc. and Subsidiary

Average Balance Sheet (Unaudited)

(Dollars in thousands)

	For the Three Months Ended September 30,
	2025			2024
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost(3)	Balance	Dividends	Yield/Cost(3)
Assets:
Interest-bearing depository accounts and federal funds sold	$89,954	$923	4.07%	$26,810	$366	5.43%
Loans(1)	977,721	15,712	6.38%	978,806	14,643	5.95%
Available-for-sale securities	144,612	1,084	2.97%	174,265	895	2.04%
Other interest-earning assets	2,178	40	7.29%	3,832	100	10.38%
Total interest-earning assets	1,214,465	17,759	5.80%	1,183,713	16,004	5.38%
Non-interest-earning assets	88,962			86,673
Total assets	$1,303,427			$1,270,386
Liabilities and equity:
NOW accounts	$118,280	$64	0.21%	$124,099	$44	0.14%
Money market accounts	232,621	1,626	2.77%	188,449	1,294	2.73%
Savings accounts	133,825	134	0.40%	139,067	126	0.36%
Certificates of deposit	369,158	3,581	3.85%	343,597	4,066	4.71%
Total interest-bearing deposits	853,884	5,405	2.51%	795,212	5,530	2.77%
Escrow accounts	13,227	38	1.14%	12,481	37	1.18%
Federal Home Loan Bank advances	26,603	195	2.91%	63,469	668	4.19%
Subordinated debt	5,155	86	6.62%	5,155	99	7.64%
Other interest-bearing liabilities	—	—	—%	534	7	5.21%
Total other interest-bearing liabilities	44,985	319	2.81%	81,639	811	3.95%
Total interest-bearing liabilities	898,869	5,724	2.53%	876,851	6,341	2.88%
Non-interest-bearing deposits	243,227			247,180
Other non-interest-bearing liabilities	30,586			26,992
Total liabilities	1,172,682			1,151,023
Total stockholders’ equity	130,745			119,363
Total liabilities and stockholders’ equity	$1,303,427			$1,270,386
Net interest income		$12,035			$9,663
Interest rate spread			3.27%			2.50%
Net interest margin(2)			3.93%			3.25%
Average interest-earning assets to average interest-bearing liabilities			135.11%			135.00%

(1)

Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $43,000 and $10,000 for the three months ended September 30, 2025 and 2024, respectively.

(2)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets.
(3)	Annualized.

	For the Nine Months Ended September 30,
	2025			2024
	Average	Interest and		Average	Interest and
	Balance	Dividends	Yield/Cost(3)	Balance	Dividends	Yield/Cost(3)

	(Dollars in thousands)
Assets:
Interest-bearing depository accounts	$52,195	$1,615	4.14%	$21,659	$878	5.41%
Loans(1)	982,536	45,787	6.23%	993,297	43,372	5.83%
Available-for-sale securities	148,483	3,553	3.20%	180,808	2,588	1.91%
Other interest-earning assets	3,000	197	8.78%	5,172	401	10.36%
Total interest-earning assets	1,186,214	51,152	5.77%	1,200,936	47,239	5.25%
Non-interest-earning assets	87,775			88,215
Total assets	$1,273,989			$1,289,151
Liabilities and equity:
NOW accounts	$120,825	$174	0.19%	$124,305	$128	0.14%
Money market accounts	218,076	4,214	2.58%	187,182	3,777	2.70%
Savings accounts	133,699	388	0.39%	142,896	386	0.36%
Certificates of deposit	347,119	10,206	3.93%	338,864	11,692	4.61%
Total interest-bearing deposits	819,719	14,982	2.44%	793,247	15,983	2.69%
Escrow accounts	10,570	89	1.13%	9,906	88	1.19%
Federal Home Loan Bank advances	44,907	1,259	3.75%	93,806	3,295	4.69%
Subordinated debt	5,155	258	6.69%	5,155	296	7.67%
Other interest-bearing liabilities	—	—	—%	1,393	57	5.47%
Total other interest-bearing liabilities	60,632	1,606	3.54%	110,260	3,736	4.53%
Total interest-bearing liabilities	880,351	16,588	2.52%	903,507	19,719	2.92%
Non-interest-bearing deposits	236,398			242,255
Other non-interest-bearing liabilities	29,786			27,072
Total liabilities	1,146,535			1,172,834
Total stockholders’ equity	127,454			116,317
Total liabilities and stockholders’ equity	$1,273,989			$1,289,151
Net interest income		$34,564			$27,520
Interest rate spread			3.25%			2.34%
Net interest margin(2)			3.90%			3.06%
Average interest-earning assets to average interest-bearing liabilities			134.74%			132.92%

(1)

Non-accruing loans are included in the outstanding loan balance. Deferred loan fees included in interest income totaled $183,000 and $44,000 for the nine months ended September 30, 2025 and 2024, respectively.

(2)	Represents the difference between interest earned and interest paid, divided by average total interest-earning assets.
(3)	Annualized.

Rhinebeck Bancorp, Inc. and Subsidiary

Selected Ratios (Unaudited)

	Three Months Ended		Nine Months Ended		Year Ended
	September 30,		September 30,		December 31,
	2025	2024	2025	2024	2024

Performance Ratios (1):
Return on average assets (2)	0.82%	(2.52)%	0.81%	(0.62)%	(0.67)%
Return on average equity (3)	8.18%	(26.87)%	8.09%	(6.85)%	(7.31)%
Net interest margin (4)	3.93%	3.25%	3.90%	3.06%	3.21%
Efficiency ratio, excluding impact of securities loss restructure (7)	69.61%	77.83%	72.62%	82.23%	82.34%
Average interest-earning assets to average interest-bearing liabilities	135.11%	135.00%	134.74%	132.92%	133.68%
Total gross loans to total deposits	87.99%	92.44%	87.99%	92.44%	95.51%
Average equity to average assets (5)	10.03%	9.40%	10.00%	9.02%	9.23%

Asset Quality Ratios:
Allowance for credit losses on loans as a percent of total gross loans	0.83%	0.84%	0.83%	0.84%	0.88%
Allowance for credit losses on loans as a percent of non-performing loans	218.85%	173.76%	218.85%	173.76%	206.56%
Net charge-offs to average outstanding loans during the period (1)	0.39%	0.14%	0.21%	0.19%	0.24%
Non-performing loans as a percent of total gross loans	0.38%	0.49%	0.38%	0.49%	0.42%
Non-performing assets as a percent of total assets	0.28%	0.37%	0.28%	0.37%	0.33%

Capital Ratios (6):
Tier 1 capital (to risk-weighted assets)	13.08%	12.04%	13.08%	12.04%	11.81%
Total capital (to risk-weighted assets)	13.88%	12.81%	13.88%	12.81%	12.63%
Common equity Tier 1 capital (to risk-weighted assets)	13.08%	12.04%	13.08%	12.04%	11.81%
Tier 1 leverage ratio (to average total assets)	10.46%	10.04%	10.46%	10.04%	10.07%

Other Data:
Book value per common share			$ 11.93	$ 11.06	$ 10.98
Tangible book value per common share(7)			$ 11.72	$ 10.85	$ 10.76

(1)	Ratios for the three and nine month periods ended September 30, 2025 and 2024 are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average equity.
(4)	Represents net interest income as a percent of average interest-earning assets.
(5)	Represents average equity divided by average total assets.
(6)	Capital ratios are for Rhinebeck Bank only. Rhinebeck Bancorp, Inc. is not subject to the minimum consolidated capital requirements as a small bank holding company with assets of less than $3.0 billion.
(7)	Represents a non-GAAP financial measure, see table below for a reconciliation of the non-GAAP financial measures.

NON-GAAP FINANCIAL INFORMATION

This release contains financial information determined by methods other than in accordance with generally accepted accounting principles (“GAAP”). Such non-GAAP financial information includes the following measures: tangible book value per common share, efficiency ratio and earnings per share excluding securities loss. Management uses these non-GAAP measures because we believe that they may provide useful supplemental information for evaluating our operations and performance, as well as in managing and evaluating our business and in discussions about our operations and performance. Management believes these non-GAAP measures may also provide users of our financial information with a meaningful measure for assessing our financial results, as well as a comparison to financial results for prior periods. These non-GAAP measures should be viewed in addition to, and not as an alternative to or substitute for, measures determined in accordance with GAAP and are not necessarily comparable to other similarly titled measures used by other companies. To the extent applicable, reconciliations of these non-GAAP measures to the most directly comparable measures as reported in accordance with GAAP are included below. Loss on available-for-sale securities is excluded from the following calculations as management believes that this presentation provides further comparability of net income (loss), earnings (loss) per share and the efficiency ratio and is consistent with industry practice.

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net income (loss) and earnings (loss) per share, reconciliation
Net Income (loss) (GAAP)	$2,695	$(8,062)	$7,709	$(5,966)
Exclude impact of securities loss restructure, net of tax	-	(9,477)	-	(9,477)
Net income excluding securities loss restructure (non-GAAP)	$2,695	$1,415	$7,709	$3,511

Basic earnings (loss) per share (GAAP)	$0.25	$(0.75)	$0.71	$(0.55)
Exclude impact of securities loss restructure, net of tax	-	(0.88)	-	(0.88)
Basic earnings per share excluding securities restructure, net of tax (non-GAAP)	$0.25	$0.13	$0.71	$0.33

Diluted earnings (loss) per share (GAAP)	$0.25	$(0.75)	$0.70	$(0.55)
Exclude impact of securities loss restructure, net of tax	-	(0.88)	-	(0.88)
Diluted earnings per share excluding securities loss restructure, net of tax (non-GAAP)	$0.25	$0.13	$0.70	$0.33

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Efficiency ratio reconciliation
Non-interest expense (GAAP)	$9,727	$9,081	$28,942	$26,905

Net interest income (GAAP)	12,035	9,663	34,564	27,520
Non-interest (loss) income (GAAP)	1,939	(9,992)	5,292	(6,796)
Net interest income plus non-interest income (GAAP)	$13,974	$(329)	$39,856	$20,724

Less non-GAAP adjustments:
Net realized loss on sales and calls of securities	-	(11,996)	-	(11,996)
Net interest income plus non-interest income - as adjusted (non-GAAP)	$13,974	$11,667	$39,856	$32,720

Efficiency ratio (non- GAAP)	69.61%	77.83%	72.62%	82.23%

(In thousands, except per share data)	September 30,		December 31,
	2025	2024	2024
Book value per common share
Total shareholders' equity (book value) (GAAP)	$133,004	$122,667	$121,833
Total shares outstanding	11,146	11,088	11,095
Book value per common share	$11.93	$11.06	$10.98

Tangible common equity
Total shareholders' equity (book value) (GAAP)	$133,004	$122,667	$121,833
Goodwill	(2,235)	(2,235)	(2,235)
Intangible assets, net	(113)	(186)	(166)
Tangible common equity (non-GAAP)	$130,656	$120,246	$119,432

Tangible book value per common share
Tangible common equity (non-GAAP)	$130,656	$120,246	$119,432
Total shares outstanding	11,146	11,088	11,095
Tangible book value per common share (non-GAAP)	$11.72	$10.85	$10.76

SOURCE Rhinebeck Bancorp, Inc.

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